SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )

International Fight League, Inc.

(Name of Issuer)

COMMON STOCK, Par Value $0.01 Per Share

(Title of Class of Securities)

45951A101 (CUSIP Number)

August 1, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45951A101	Page 2 of 10 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Atlas Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

6,998,315*
6 SHARED VOTING POWER

None
7 SOLE DISPOSITIVE POWER

6,998,315*
8 SHARED DISPOSITIVE POWER

None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,998,315*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.7%*
12	TYPE OF REPORTING PERSON*

CO

*	This number accounts for the shares underlying warrants held by filer

CUSIP No. 45951A101	Page 3 of 10 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Atlas Global, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

6,998,315*
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

6,998,315*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,998,315*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.7%*
12	TYPE OF REPORTING PERSON*

OO

*	This number accounts for the shares underlying warrants held by filer

CUSIP No. 45951A101	Page 4 of 10 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Atlas Global Investments, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

6,998,315*
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

6,998,315*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,998,315*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.7%*
12	TYPE OF REPORTING PERSON*

CO

*	This number accounts for the shares underlying warrants held by filer

CUSIP No. 45951A101	Page 5 of 10 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Atlas Institutional Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

6,998,315*
6 SHARED VOTING POWER

None
7 SOLE DISPOSITIVE POWER

6,998,315*
8 SHARED DISPOSITIVE POWER

None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,998,315*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.7%*
12	TYPE OF REPORTING PERSON*

CO

*	This number accounts for the shares underlying warrants held by filer

CUSIP No. 45951A101	Page 6 of 10 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Balyasny Asset Management L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

6,998,315*
6 SHARED VOTING POWER

None
7 SOLE DISPOSITIVE POWER

6,998,315*
8 SHARED DISPOSITIVE POWER

None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,998,315*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.7%*
12	TYPE OF REPORTING PERSON*

OO

*	This number accounts for the shares underlying warrants held by filer

CUSIP No. 45951A101	Page 7 of 10 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Dmitry Balyasny
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

6,998,315*
6 SHARED VOTING POWER

None
7 SOLE DISPOSITIVE POWER

6,998,315*
8 SHARED DISPOSITIVE POWER

None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,998,315*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.7%*
12	TYPE OF REPORTING PERSON*

IN

*	This number accounts for the shares underlying warrants held by filer

Item 1	(a)	Name of Issuer:

International Fight League, Inc. (the “Company”)

	(b)	Address of Issuer’s Principal Executive Offices:

424 West 33rd Street, Suite 650 New York, New York

Item 2	(a) - (c)	This statement is filed on behalf of the following:

(1) Atlas Master Fund, Ltd., a Cayman Islands corporation (“AMF”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies.

(2) Atlas Global, LLC, a Delaware limited liability company (“AG”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AG owns 8.79% of the equity interests in AMF.

(3) Atlas Global Investments, Ltd., a Cayman Islands corporation (“AGI”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. AGI1 owns 90.25% of the equity interests in AMF.

(4) Atlas Institutional Fund, Ltd., a Cayman Islands corporation (“AIF”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. AIF owns 0.96% of the equity interests in AMF.

(5) Balyasny Asset Management L.P., a Delaware limited partnership (“BAM”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. BAM is the sole managing member of AG and is the investment manager to each of AG and AGI.

(6) Dmitry Balyasny, a United States citizen whose business address is 181 West Madison, Suite 3600, Chicago, IL 60602. Dmitry Balyasny is the sole managing member of the general partner of BAM.

	(d)	Title of Class of Securities:

Common Stock, Par Value $0.01 Per Share

	(e)	CUSIP Number:

45951A101

Item 3		If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Page 8 of 10 Pages

Item 4	Ownership:

AMF

(a) Amount Beneficially Owned:

6,998,315 shares*

(b) Percent of Class:

8.7%*

(c) Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

6,998,315 shares*

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

6,998,315 shares*

(iv) shared power to dispose or to direct disposition of:

None

* This number accounts for the shares underlying warrants held by filer

AG

(a) Amount Beneficially Owned:

By virtue of its ownership of 8.7% of the equity interest in AMF, AG may be deemed to beneficially own the 6,998,315 shares* of the Company’s Common Stock beneficially owned by AMF.

(b) Percent of Class:

8.7%*

(c) Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

None

(ii) shared power to vote or to direct vote:

6,998,315 shares*

(iii) sole power to dispose or direct disposition of:

None

(iv) shared power to dispose or to direct disposition of:

6,998,315 shares*

* This number accounts for the shares underlying warrants held by filer

AGI

(a) Amount Beneficially Owned:

By virtue of its ownership of 90.25% of the equity interest in AMF, AGI may be deemed to beneficially own the 6,998,315 shares* of the Company’s Common Stock beneficially owned by AMF.

(b) Percent of Class:

8.7%*

(c) Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

None

(ii) shared power to vote or to direct vote:

6,998,315 shares*

(iii) sole power to dispose or direct disposition of:

None

(iv) shared power to dispose or to direct disposition of:

6,998,315 shares*

* This number accounts for the shares underlying warrants held by filer

AIF

(a) Amount Beneficially Owned:

By virtue of its ownership of 0.96% of the equity interest in AMF, AIF may be deemed to beneficially own the 6,998,315 shares* of the Company’s Common Stock beneficially owned by AMF.

(b) Percent of Class:

8.7%*

(c) Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

None

(ii) shared power to vote or to direct vote:

6,998,315 shares*

(iii) sole power to dispose or direct disposition of:

None

(iv) shared power to dispose or to direct disposition of:

6,998,315 shares*

* This number accounts for the shares underlying warrants held by filer

BAM

(a) Amount Beneficially Owned:

By virtue of its position as investment manager of each of AG, AGI and AIF and its role as sole managing member of AG, BAM may be deemed to beneficially own the 6,998,315 shares* of the Company’s Common Stock beneficially owned by AG and AGI.

(b) Percent of Class:

8.7%*

(c) Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

6,998,315 shares*

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

6,998,315 shares*

(iv) shared power to dispose or to direct disposition of:

None

* This number accounts for the shares underlying warrants held by filer

Dmitry Balyasny

(a) Amount Beneficially Owned:

By virtue of his position as the sole managing member of the general partner of BAM, Mr. Balyasny may be deemed to beneficially own the 6,998,315 shares* of the Company’s Common Stock beneficially owned by BAM.

(b) Percent of Class:

8.7%*

(c) Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

6,998,315 shares*

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

6,998,315 shares*

(iv) shared power to dispose or to direct disposition of:

None

* This number accounts for the shares underlying warrants held by filer

Item 5	Ownership of Five Percent or Less of a Class:

[Not Applicable]

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8	Identification and Classification of Members of the Group:

Not Applicable

Item 9	Notice of Dissolution of Group:

Not Applicable

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 9 of 10 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 12, 2007.

ATLAS MASTER FUND, LTD.		ATLAS GLOBAL INVESTMENTS, LTD.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS GLOBAL, LLC		BALYASNY ASSET MANAGEMENT L.P.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS INSTITUTIONAL FUND, LTD.

By:	/s/ Scott Schroeder
Scott Schroeder
Authorized Signatory

DMITRY BALYASNY

By:	/s/ Scott Schroeder
Scott Schroeder
Authorized Representative and Executive Officer
Managing Director of Finance and General Counsel

Page 10 of 10 Pages